Maddox Ungar Silberstein, PLLC CPAs and Business Advisors
Phone (248) 203-0080
Fax (248) 281-0940
30600 Telegraph Road, Suite 2175
Bingham Farms, MI 48025-4586
www.maddoxungar.com

July 20, 2009

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
Greene Power, Inc.
Matthews, North Carolina

To Whom It May Concern:

Maddox Ungar Silberstein, PLLC hereby consents to the use in the Form 10, General Form for Registration of Securities under Section 12(b) or (g) of the Securities Exchange Act of 1934, filed by Greene Power, Inc. of our report dated April 20, 2009, relating to the financial statements of Greene Power, Inc., a Nevada Corporation, for the period ending March 31, 2009.

Sincerely,

/s/ Maddox Ungar Silberstein, PLLC

Maddox Ungar Silberstein, PLLC